Exhibit 10.1
EMPLOYMENT AGREEMENT
This Employment Agreement (this “Agreement”) is made and entered into by and between Flotek Industries, Inc., a Delaware corporation (the “Company”), and Seham S. Carson (“Employee”) effective as of August 5, 2022 (the “Effective Date”).
1.Employment. During the Employment Period (as defined in Section 4), the Company or one of its subsidiaries shall employ Employee, and Employee shall serve, as Interim Chief Financial Officer, of the Company and in such other position or positions as may be assigned from time to time by the Board of Directors of the Company (the “Board”).
2.Duties and Responsibilities of Employee.
(a)During the Employment Period, Employee shall devote Employee’s best efforts and full business time and attention (except for permitted paid time off in accordance with Section 6(b) and periods of illness in accordance with the applicable Company policies) to the businesses of the Company and its direct and indirect subsidiaries as may exist from time to time (collectively, the “Company Group”) as may be requested by the Company from time to time. Employee’s duties and responsibilities shall include those normally incidental to the position(s) identified in Section 1, as well as such additional duties as may be assigned to Employee by the Company from time to time, which duties and responsibilities may include providing services to other members of the Company Group in addition to the Company. Employee may, without it being considered a violation of this Section 2(a): (i) as a passive investment, own publicly traded securities in such form or manner as will not require any services by Employee in the operation of the entities in which such securities are owned; (ii) engage in charitable, professional, trade association, community, religious, and civic activities; (iii) attend to Employee’s personal matters and finances; or (iv) with the prior written consent of the Board, engage in other personal and passive investment activities or serve on a board, in each case, so long as such ownership, interests or activities do not interfere with Employee’s ability to fulfill Employee’s duties and responsibilities under this Agreement and are not inconsistent with Employee’s obligations to any member of the Company Group or competitive with the business of any member of the Company Group. Employee’s principal place of employment shall be the Company’s Houston, Texas office, subject to reasonable business travel from time to time.
(b)Employee hereby represents and warrants that Employee is not the subject of, or a party to, any employment, non-competition, non-solicitation, restrictive covenant or non-disclosure agreement, or any other agreement, obligation, restriction or understanding that would prohibit Employee from executing this Agreement or fully performing each of Employee’s duties and responsibilities hereunder, or would in any manner, directly or indirectly, limit or affect any of the duties and responsibilities that may now or in the future be assigned to Employee hereunder. Employee expressly acknowledges and agrees that Employee is strictly prohibited from using or disclosing any confidential information belonging to any prior employer or other third party in the course of performing services for any member of the Company Group, and Employee promises that Employee shall not do so. Employee shall not introduce documents or other materials containing confidential information of any prior employer or other third party to the premises or property (including computers and computer systems) of any member of the Company Group.
(c)Employee owes each member of the Company Group fiduciary duties (including (i) duties of care, loyalty and disclosure and (ii) such fiduciary duties that an officer of the Company has under the laws of the State of Delaware), and the obligations described in this Agreement are in addition to, and not in lieu of, the obligations Employee owes each member of the Company Group under statutory and common law.

3.        Compensation.
(a)Base Salary. During the Employment Period, the Company shall pay to Employee an annualized base salary of $240,000 (the “Base Salary”) in consideration for Employee’s services under this Agreement, payable in substantially equal installments in conformity with the Company’s customary payroll practices for similarly situated employees as may exist from time to time, but no less frequently than monthly.
(b)Annual Bonus. Employee shall be eligible for discretionary cash bonus compensation with a target amount equal to one hundred percent (100%) of Employee’s Base Salary for each calendar year that Employee is employed by the Company hereunder (the “Annual Bonus”). The performance targets that must be achieved in order to be eligible for certain bonus levels shall be established by the Board (or a committee thereof) annually, in its sole discretion, and communicated to Employee in the applicable calendar year (the “Bonus Year”). Each Annual Bonus, if any, shall be paid as soon as administratively feasible after the Board (or a committee thereof) certifies whether the applicable performance targets for the applicable Bonus Year have been achieved. Notwithstanding anything in this Section 3(b) to the contrary, except as expressly provided in Section 7(f)(i)(C), no Annual Bonus, if any, or any portion thereof, shall be payable for any Bonus Year unless Employee remains continuously employed by the Company from the Effective Date through the date on which such Annual Bonus is paid. The Annual Bonus for 2022 shall be prorated based on the number of days that Employee is actually employed as Interim Chief Financial Officer by the Company during 2022.
(c)Equity Awards. For the portion of the Employment Period on or after January 1, 2023, Employee shall be eligible to receive annual awards under the Company’s equity incentive plan for the executives of the Company as may be in effect from time to time (the “Incentive Plan”). All awards granted to Employee under the Incentive Plan, if any, shall be in such amounts and on such terms and conditions as the Board or a committee thereof shall determine from time to time, and shall be subject to and governed by the terms and provisions of the Incentive Plan as in effect from time to time and the award agreements evidencing such awards. Nothing herein shall be construed to give Employee any rights to any amount or type of grant or award except as provided in an award agreement and authorized by the Board or a committee thereof.
4.    Term of Employment. The initial term of Employee’s employment under this Agreement shall be for the period beginning on the Effective Date and ending on the date Employee’s employment terminates pursuant to Section 7 hereof. The period from the Effective Date through the expiration of this Agreement or, if sooner, the date on which Employee’s employment terminates pursuant to this Agreement, regardless of the time or reason for such termination (the “Termination Date”), shall be referred to herein as the “Employment Period.”
5.    Business Expenses. Subject to Section 22, the Company shall reimburse Employee for Employee’s reasonable and documented out-of-pocket business-related expenses actually incurred during the Employment Period in the performance of Employee’s duties under this Agreement so long as such expenses are consistent with the Company’s expense policy as in effect from time to time and Employee timely submits all documentation for such expenses, as required by such policy. Any such reimbursement of expenses shall be made by the Company upon or as soon as practicable following receipt of such documentation (but in any event not later than the close of Employee’s taxable year following the taxable year in which the expense is incurred by Employee). In no event shall any reimbursement be made to Employee for any expenses incurred after the date of Employee’s termination of employment with the Company.
6.    Benefits.

(a)During the Employment Period, Employee shall be eligible to participate in the same benefit plans and programs in which other similarly situated Company employees are eligible to participate, subject to the terms and conditions of the applicable plans and programs in effect from time to time. The Company shall not, however, by reason of this Section 6, be obligated to institute, maintain, or refrain from changing, amending, or discontinuing, any such plan or policy, so long as such changes are similarly applicable to similarly situated Company employees generally.
(b)During the Employment Period, Employee shall be eligible to take 20 days of paid time off per year in accordance with the Company’s paid time off policy as in effect from time to time. Any accrued but unused paid time off entitlement at the end of each calendar year or the end of the Employment Period will be treated in accordance with the Company’s paid time off policy as in effect from time to time.
7.    Termination of Employment.
(a)Company’s Right to Terminate Employee’s Employment for Cause. The Company shall have the right to terminate Employee’s employment hereunder at any time for Cause. For purposes of this Agreement, “Cause” shall mean:
(i)Employee’s material breach of this Agreement or any other written agreement between Employee and one or more members of the Company Group, including Employee’s material breach of any representation, warranty or covenant made under any such agreement;
(ii)Employee’s material breach of any policy or code of conduct established by a member of the Company Group and applicable to Employee;
(iii)Employee’s violation of any law applicable to the workplace (including any law regarding anti-harassment, anti-discrimination or anti-retaliation);
(iv)Employee’s gross negligence, willful misconduct, breach of fiduciary duty, fraud, theft, malfeasance, dishonesty, embezzlement or misappropriation of the property of any member of the Company Group;
(v)the commission by Employee of, or conviction or indictment of Employee for, or plea of nolo contendere by Employee to, any felony (or state law equivalent) or any crime involving moral turpitude; or
(vi)Employee’s willful failure or refusal, other than due to Disability (as defined below), to perform Employee’s obligations pursuant to this Agreement or to follow any lawful directive from the Board or the Company, as determined by the Board;
provided, however, that if Employee’s actions or omissions as set forth in this Section 7(a)(vi) are of such a nature that the Company determines that they are curable by Employee, such actions or omissions must remain uncured thirty (30) days after the Company first provided Employee written notice of the obligation to cure such actions or omissions.
(b)Company’s Right to Terminate for Convenience. The Company shall have the right to terminate Employee’s employment for convenience at any time and for any reason, or no reason at all, upon written notice to Employee.

(c)Employee’s Right to Terminate for Good Reason. Employee shall have the right to terminate Employee’s employment with the Company at any time for Good Reason. For purposes of this Agreement, “Good Reason” shall mean:
(i)a material diminution in Employee’s Base Salary other than a general reduction in Base Salary that affects all similarly situated executives of the Company in substantially the same proportion;
(ii)a material diminution in Employee’s authority, duties and responsibilities with the Company Group; provided, however, that if Employee is serving as an officer or member of the board of directors (or similar governing body) of any member of the Company Group or any other entity in which a member of the Company Group holds an equity interest, in no event shall the removal of Employee as an officer or board member, regardless of the reason for such removal, constitute Good Reason; or
(iii)the relocation of the geographic location of Employee’s principal place of employment by more than seventy-five (75) miles from the location of Employee’s principal place of employment as of the Effective Date (unless, in the case of a relocation that occurs prior to a Change of Control (as defined in the Flotek Industries, Inc. 2018 Long-Term Incentive Plan), the Company pays the reasonable costs associated with Employee’s relocation).
Notwithstanding the foregoing provisions of this Section 7(c) or any other provision of this Agreement to the contrary, any assertion by Employee of a termination for Good Reason shall not be effective unless all of the following conditions are satisfied: (A) the condition giving rise to Employee’s claim of Good Reason must have arisen without Employee’s consent; (B) Employee must provide written notice to the Board of the existence of such condition(s) within thirty (30) days after the initial occurrence of such condition(s); (C) the condition(s) specified in such notice must remain uncorrected for thirty (30) days following the Board’s receipt of such written notice; and (D) the date of Employee’s termination of employment must occur within thirty (30) days after the end of the period referenced in clause (C). Further notwithstanding the foregoing, no suspension of Employee or reduction in Employee’s authority, duties and responsibilities in conjunction with any leave required, or other action taken by the Company as part of any investigation into alleged wrongdoing by Employee shall give rise to Good Reason.
(d)Death or Disability. Upon the death or Disability of Employee during the Employment Period, Employee’s employment with the Company shall automatically (and without any further action by any person or entity) terminate with no further obligation under this Agreement of either party hereunder. For purposes of this Agreement, a “Disability” shall exist if the Board determines that Employee is unable to perform the essential functions of Employee’s position (after accounting for reasonable accommodation, if applicable and required by applicable law), due to physical or mental impairment that continues, or can reasonably be expected to continue, for a period in excess of ninety (90) consecutive days or for a total of one hundred twenty (120) days, whether or not consecutive (or for any longer period as may be required by applicable law), in any twelve (12)-month period or, in the event the Company has a long-term disability insurance policy covering Employee that insures against “permanent disability,” the term “Disability” shall have the meaning ascribed to such term under such policy.
(e)Employee’s Right to Terminate for Convenience. In addition to Employee’s right to terminate Employee’s employment for Good Reason, Employee shall have the right to terminate Employee’s employment with the Company for convenience at any time and for any other reason, or no reason at all, upon sixty (60) days’ advance written notice to the Company; provided, however, that if Employee has provided notice to the Company of Employee’s termination of employment, the Company may determine, in its sole discretion, that such termination shall be effective on any date prior to the effective date of termination provided in such notice (and, if such earlier date is so required, then it shall not change the basis for Employee’s termination of employment nor be construed or interpreted as a termination of employment pursuant to Section 7(b)) and any requirement to continue salary or benefits shall cease as of such earlier date.
(f)Effect of Termination.
(vii)If Employee’s employment hereunder is terminated by the Company without Cause pursuant to Section 7(b), or is terminated by Employee for Good Reason pursuant to Section 7(c), then so long as (and only if) Employee: (A) executes on or before the Release Expiration Date (as defined below), and does not revoke within any time provided by the Company to do so, a release of all claims in a form acceptable to the Company (the “Release”), which Release shall release each member of the Company Group and their respective affiliates, and the foregoing entities’ respective shareholders, members, partners, officers, managers, directors, fiduciaries, employees, representatives, agents and benefit plans (and fiduciaries of such plans) from any and all claims, including any and all causes of action arising out of Employee’s employment and relationship with the Company and any other member of the Company Group or the termination of such employment and relationship, but excluding all claims to severance payments Employee may have under this Section 7; and (B) abides by the terms of each of Sections 9, 10 and 11 and any other post-employment obligations that Employee may owe to any member of the Company Group, then the Company shall provide Employee with the payments and benefits set forth in Sections 7(f)(i)(A), 7(f)(i)(B), 7(f)(i)(C), 7(f)(i)(D) and 7(f)(i)(E) below (collectively, the “Severance Benefits”):
(A)severance payments to Employee in a total amount equal to six (6) months’ worth of Employee’s Base Salary for the year in which such termination occurs (such total severance payments, the “Salary Continuation”), and such Salary Continuation will be divided into substantially equal installments paid over the six (6) month period following Termination Date (the “Severance Period”), provided that, subject to Section 22(d), on the Company’s first regularly scheduled pay date that is on or after the date that is sixty (60) days after the Termination Date (the “First Payment Date”), the Company shall pay to Employee, without interest, the aggregate amount payable pursuant to any installments that would have been paid during the period beginning on the Termination Date and ending on the First Payment Date had the installments been paid on the Company’s regularly scheduled pay dates on or following the Termination Date and, subject to Section 22, each of the remaining installments shall be paid on the Company’s regularly scheduled pay dates during the remainder of such six (6) month period;
(B)a pro-rata portion of Employee’s Annual Bonus for the Bonus Year that includes the Termination Date, with the amount of the Annual Bonus to be determined by the Board (or a committee thereof) based on actual performance for the entire Bonus Year that includes the Termination Date (determined by multiplying the amount of such Annual Bonus that would be due had Employee remained employed through the entire Bonus Year by a fraction, the numerator of which is the number of days during the Bonus Year that Employee was employed by the Company and the denominator of which is 365), to be paid to Employee when annual bonuses for the applicable year are paid to similarly situated executives of the Company, but in no event later than March 15 of the calendar year following the calendar year in which the Termination Date occurs;

(C)any earned but unpaid Annual Bonus for the calendar year immediately preceding the Termination Date, determined without regard to the requirement that Employee remain employed through the date of payment, to be paid to Employee when such bonus would otherwise become payable in accordance with Section 3(b) hereof, but in no event (x) earlier than 60 days following the Termination Date or (y) later than March 15 of the calendar year following the calendar year in which the Termination Date occurs;
(D)during the portion, if any, of the Severance Period that Employee elects to continue coverage for Employee and Employee’s spouse and eligible dependents, if any, under the Company’s group health plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company shall promptly reimburse Employee on a monthly basis for the difference between the amount Employee pays to effect and continue such coverage and the employee contribution amount that similarly situated employees of the Company pay for the same or similar coverage under such group health plans (the “COBRA Benefit”). Each payment of the COBRA Benefit shall be paid to Employee on the Company’s first regularly scheduled pay date in the calendar month immediately following the calendar month in which Employee submits to the Company documentation of the applicable premium payment having been paid by Employee, which documentation shall be submitted by Employee to the Company within thirty (30) days following the date on which the applicable premium payment is paid. Employee shall be eligible to receive such reimbursement payments until the earliest of: (i) the last day of the Severance Period; (ii) the date Employee is no longer eligible to receive COBRA continuation coverage; and (iii) the date on which Employee becomes eligible to receive coverage under a group health plan sponsored by another employer (and any such eligibility shall be promptly reported to the Company by Employee); provided however that the election of COBRA continuation coverage and the payment of any premiums due with respect to such COBRA continuation coverage shall remain Employee’s sole responsibility, and the Company shall not assume any obligation for payment of any such premiums relating to such COBRA continuation coverage. Notwithstanding the foregoing, if the COBRA Benefit cannot be provided in the manner described above without penalty, tax or other adverse impact on the Company or any other member of the Company Group, then the Company and Employee shall negotiate in good faith to determine an alternative manner in which the Company may provide substantially equivalent benefits to Employee without such adverse impact on the Company or such other member of the Company Group; and
(E)if such termination occurs within eighteen (18) months following a Change of Control, all unvested outstanding equity awards under any Incentive Plan that have been granted to Employee shall become fully vested effective immediately prior to such termination.
(i)If the Release is not executed and returned to the Company on or before the Release Expiration Date, and any required revocation period has not fully expired without revocation of the Release by Employee, then Employee shall not be entitled to any portion of the Severance Benefits. As used herein, the “Release Expiration Date” is that date that is either twenty-one (21) days or forty-five (45) days, as applicable, following the date upon which the Company delivers the Release to Employee (which shall occur no later than seven (7) days after the Termination Date) or, in the event that such termination of employment is determined by the Company to be “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967), the date that is forty-five (45) days following such delivery date.
(g)After-Acquired Evidence. Notwithstanding any provision of this Agreement to the contrary, in the event that the Company determines that Employee is eligible to receive the Severance Benefits pursuant to Section 7(f) but, after such determination, the Company subsequently acquires evidence or determines that: (i) Employee has failed to abide by the terms of Sections 9, 10 or 11 or any other post-employment obligations that Employee may owe to any member of the Company Group; or (ii) a Cause condition existed prior to the Termination Date that, had the Company been fully aware of such condition, would have given the Company the right to terminate Employee’s employment pursuant to Section 7(a), then the Company shall have the right to cease the payment of any future installments of the Severance Benefits and Employee shall promptly return to the Company all Severance Benefits received by Employee prior to the date that the Company determines that the conditions of this Section 7(g) have been satisfied.
8.    Disclosures.
(a)Employee hereby represents and warrants that as of the Effective Date there exist (i) no actual or potential Conflicts of Interest and (ii) no current or pending lawsuits, claims or arbitrations filed by, against or involving Employee or any trust or vehicle owned or controlled by Employee.
(b)Promptly (and in any event, within three (3) business days) upon becoming aware of (i) any actual or potential Conflict of Interest or (ii) any lawsuit, claim or arbitration filed against or involving Employee or any trust or vehicle owned or controlled by Employee, in each case, Employee shall disclose such actual or potential Conflict of Interest or such lawsuit, claim or arbitration to the Board, Chief Executive Officer or General Counsel of the Company.
(c)A “Conflict of Interest” shall exist when Employee engages in, or plans to engage in, any activities, associations, or interests that conflict with, or create an appearance of a conflict with, Employee’s duties, responsibilities, authorities, or obligations for and to any member of the Company Group.
9.    Confidentiality. In the course of Employee’s employment with the Company and the performance of Employee’s duties hereunder on behalf of any member of the Company Group, Employee will be provided with, and will have access to, Confidential Information (as defined below). In consideration of Employee’s receipt and access to such Confidential Information, and as a condition of Employee’s employment hereunder, Employee shall comply with this Section 9.
(a)Both during the Employment Period and thereafter, except as expressly permitted by this Agreement or by directive of the Board, Employee shall not disclose any Confidential Information to any person or entity and shall not use any Confidential Information except for the benefit of the Company Group. Employee shall follow all policies and protocols of each member of the Company Group regarding the security of all documents and other materials containing Confidential Information (regardless of the medium on which Confidential Information is stored). Except to the extent required for the performance of Employee’s duties on behalf of a member of the Company Group, Employee shall not remove from facilities of any member of the Company Group any information, property, equipment, drawings, notes, reports, manuals, invention records, computer software, customer information, or other data or materials that relate in any way to the Confidential Information, whether paper or electronic and whether produced by Employee or obtained by a member of the Company Group. The covenants of this

Section 9(a) shall apply to all Confidential Information, whether now known or later to become known to Employee during the period that Employee is employed by or affiliated with the Company or any other member of the Company Group.
(b)Notwithstanding any provision of Section 9(a) to the contrary, Employee may make the following disclosures and uses of Confidential Information:
(viii)disclosures to other employees, officers or directors of a member of the Company Group who have a need to know the information in connection with the businesses of the Company Group;
(ix)disclosures to customers and suppliers when, in the reasonable and good faith belief of Employee, such disclosure is in connection with Employee’s performance of Employee’s duties under this Agreement and is in the best interests of the Company Group;
(x)disclosures and uses that are approved in writing by the Board; or
(xi)disclosures to a person or entity that has: (x) been retained by a member of the Company Group to provide services to one or more members of the Company Group; and (y) agreed in writing to abide by the terms of a confidentiality agreement.
(c)Upon the expiration of the Employment Period, and at any other time upon request of the Company, Employee shall promptly and permanently surrender and deliver to the Company all documents (including electronically stored information) and all copies thereof and all other materials of any nature containing or pertaining to all Confidential Information and any other property of any member of the Company Group (including any computer, mobile device or other equipment issued by a member of the Company Group) in Employee’s possession, custody or control and Employee shall not retain any such documents or other materials or property of any member of the Company Group. Within five (5) days of any such request, Employee shall certify to the Company in writing that all such documents, materials and property have been returned to the Company.
(d)“Confidential Information” means all confidential, competitively valuable, non-public or proprietary information, designs, ideas, concepts, improvements, product developments, discoveries and inventions, whether patentable or not, that are or have been conceived, made, developed or acquired by or disclosed to Employee (whether conveyed orally or in writing), individually or in conjunction with others, during the period that Employee is or has been employed by or otherwise affiliated with the Company or any other member of the Company Group (whether during business hours or otherwise and whether on the Company’s premises or otherwise) including: (i) technical information of any member of the Company Group, its affiliates, its customers, vendors, suppliers or other third parties, including computer programs, software, databases, data, ideas, know-how, formulae, compositions, processes, discoveries, machines, inventions (whether patentable or not), designs, developmental or experimental work, techniques, improvements, work in process, research or test results, original works of authorship, training programs and procedures, diagrams, charts, business and product development plans, and similar items; (ii) information relating to any member of the Company Group’s businesses or properties, products or services (including all such information relating to corporate opportunities, operations, future plans, methods of doing business, business plans, strategies for developing business and market share, research, financial and sales data, pricing terms, evaluations, opinions, interpretations, acquisition prospects, the identity of customers or acquisition targets or their requirements, the identity of key contacts within customers’ organizations or within the organization of acquisition prospects, or marketing and merchandising techniques, prospective names and marks) or pursuant to which any member of the Company Group owes a confidentiality obligation; (iii) other valuable, confidential information and trade secrets of any member of the Company Group, its affiliates, its customers or other third parties; and (iv) this Agreement. Moreover, all documents, videotapes, written presentations, brochures, drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, e-mail, voice mail, electronic databases, maps, drawings, architectural renditions, models and all other writings or materials of any type including or embodying any of such information, ideas, concepts, improvements, discoveries, inventions and other similar forms of expression are and shall be the sole and exclusive property of the Company or the other applicable member of the Company Group and be subject to the same restrictions on disclosure applicable to all Confidential Information pursuant to this Agreement. For purposes of this Agreement, Confidential Information shall not include any information that (A) is or becomes generally available to the public other than as a result of a disclosure or wrongful act of Employee or any of Employee’s agents; (B) was available to Employee on a non-confidential basis before its disclosure by a member of the Company Group; (C) becomes available to Employee on a non-confidential basis from a source other than a member of the Company Group; provided, however, that such source is not bound by a confidentiality agreement with, or other obligation with respect to confidentiality to, a member of the Company Group; or (D) is required to be disclosed by applicable law.
(e)Notwithstanding the foregoing, nothing in this Agreement shall prohibit or restrict Employee from lawfully: (i) initiating communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by, any governmental authority (including the U.S. Securities and Exchange Commission) regarding a possible violation of any law; (ii) responding to any inquiry or legal process directed to Employee from any such governmental authority; (iii) testifying, participating or otherwise assisting in any action or proceeding by any such governmental authority relating to a possible violation of law; (iv) making disclosures required, or reasonably necessary, to comply with applicable law; (v) making disclosures in legal or arbitral proceedings that are required or reasonably necessary to enforce this Agreement; or (vi) making any other disclosures that are protected under the whistleblower provisions of any applicable law. Additionally, pursuant to the federal Defend Trade Secrets Act of 2016, an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (1) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney and (2) solely for the purpose of reporting or investigating a suspected violation of law; (B) is made to the individual’s attorney in relation to a lawsuit for retaliation against the individual for reporting a suspected violation of law; or (C) is made in a complaint or other document filed in a lawsuit or proceeding, if such filing is made under seal. Nothing in this Agreement requires Employee to obtain prior authorization before engaging in any conduct described in this paragraph, or to notify the Company that Employee has engaged in any such conduct.
10.    Non-Competition; Non-Solicitation; Non-Disparagement.
(a)The Company shall provide Employee access to Confidential Information for use only during the Employment Period, and Employee acknowledges and agrees that the members of the Company Group will be entrusting Employee, in Employee’s unique and special capacity, with developing the goodwill of the members of the Company Group, and in consideration of the Company providing Employee with access to Confidential Information and as an express incentive for the Company to enter into this Agreement and employ Employee hereunder, Employee has voluntarily agreed to the covenants set forth in this Section 10. Employee agrees and acknowledges that the limitations and restrictions set forth herein, including geographical and temporal restrictions on certain competitive activities, are reasonable in all respects, do not interfere with public interests, will not cause Employee undue hardship, and are material and substantial parts of this Agreement intended and necessary to prevent unfair competition and to protect the Confidential Information, goodwill and legitimate business interests of each member of the Company Group.
(b)During the Prohibited Period, Employee shall not, directly or indirectly, for Employee or on behalf of or in conjunction with any other person or entity of any nature:
(xii)engage in or participate in or take other action that result in engagement or participation in the Business within the Market Area, including by directly or indirectly: (A) owning, investing in, managing, controlling, participating in, consulting with, contributing to, lending one’s name to, providing assistance to, operating, or being an officer or director of, any person or entity engaged in or preparing to engage in the Business, or (B) joining, becoming an employee or consultant of, or otherwise being affiliated with, or rendering services for, any person or entity engaged in, or that has taken preparatory steps that result in engagement in, the Business (with respect to this clause (B)) in which Employee’s duties or responsibilities are the same as or similar to the duties or responsibilities that Employee had on behalf of any member of the Company Group or in any manner that requires Employee to learn of or use nonpublic, confidential, proprietary or trade secret information that is similar to the type of Confidential Information of which Employee learned or used at any member of the Company Group or in any manner that requires Employee to have client contacts or develop client relationships similar to the client contacts or the development of client relationships in which Employee engaged at any member of the Company Group;
(xiii)appropriate any Business Opportunity of, or relating to, any member of the Company Group located in the Market Area;
(xiv)solicit, canvass, approach, encourage, entice or induce any customer or supplier of any member of the Company Group which or with whom Employee had contact, was involved as part of Employee’s job responsibilities (including oversight responsibility) with any member of the Company Group and/or about whom Employee learned Confidential Information to cease or lessen such customer’s or supplier’s business with any member of the Company Group or otherwise adversely interference with the relationship between any member of the Company Group and such customer or supplier;
(xv)hire or engage any employee or contractor of any member of the Company Group with whom Employee had contact or solicit, canvass, approach, encourage, entice or induce any such employee or contractor to terminate or reduce his, her or its employment or engagement with any member of the Company Group; or
(xvi)attempt to do any of the foregoing.
(c)Because of the difficulty of measuring economic losses to the members of the Company Group as a result of a breach or threatened breach of the covenants set forth in Section 9 and in this Section 10, and because of the immediate and irreparable damage that would be caused to the members of the Company Group for which they would have no other adequate remedy, the Company and each other member of the Company Group shall be entitled to enforce the foregoing covenants, in the event of a breach or threatened breach, by injunctions and restraining orders from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall not be the Company’s or any other member of the Company Group’s exclusive remedy for a breach but instead shall be in addition to all other rights and remedies available to the Company and each other member of the Company Group at law and equity.
(d)The covenants in this Section 10, and each provision and portion hereof, are severable and separate, and the unenforceability of any specific covenant (or portion thereof) shall not affect the provisions of any other covenant (or portion thereof). Moreover, in the event court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which such court deems reasonable, and this Agreement shall thereby be reformed to make the restrictive covenants contained herein enforceable to maximum extent permitted by applicable law.
(e)The following terms shall have the following meanings:
(iv)“Business” shall mean the business and operations that are the same or similar to those performed by the Company and any other member of the Company Group during the Employment Period, or which any member of the Company Group had material plans to engage in during the Employment Period, which business and operations include (A) the development, manufacture, and delivery of prescriptive chemistry-based technology and related services, including specialty and commodity chemicals to clients in the energy (e.g. oil and gas), industrial cleaning, and agricultural industries around the world, and (B) the business of developing and selling oil and gas analyzers and measurement tools and related software and providing data analytics and data services in the oil and gas industry.
(v)“Business Opportunity” shall mean any commercial, investment or other business opportunity relating to the Business.
(vi)“Market Area” shall mean the geographic area within (A) the state of Texas and (B) a two hundred (200)-mile radius of any office or other facility of the Company or any other member of the Company Group or any work site (including any project site, customer office or any other facility owned, operated, serviced or managed by a member of the Company Group) where Employee worked or for which Employee had direct or indirect responsibility during the Employment Period with the Company or any other member of the Company Group.
(vii)“Prohibited Period” shall mean the period during which Employee is employed by any member of the Company Group and continuing for a period of twelve (12) months following the date that Employee is no longer employed by any member of the Company Group for any reason.
(f)Subject to Section 9(e) above, Employee agrees that during the period from and after the Effective Date, Employee will not, and will not cause or encourage any other person or entity to, make, publish, or communicate, in any medium whatsoever, any disparaging, negative or defamatory comments regarding any member of the Company Group or any of their respective current or former directors, officers, members, managers, employees, partners, executives, direct or indirect owners (including equityholders), investors, businesses, products or services.
11.    Ownership of Intellectual Property.
(a)Employee agrees that the Company shall own, and Employee shall (and hereby does) assign, all right, title and interest relating to any and all inventions (whether or not patentable), discoveries, developments, improvements, innovations, works of authorship, mask works, designs, know-how, ideas, formulae, processes, techniques, data and information authored, created, contributed to, made or conceived or reduced to practice, in whole or in part, by Employee during the period in which Employee is or has been employed by or affiliated with the Company or any other member of the Company Group, whether or not registerable under U.S. law or the laws of other jurisdictions, that either (a) relate, at the time of conception, reduction to practice, creation, derivation or development, to any member of the Company Group’s businesses or actual or anticipated research or development, or (b) were developed on any amount of the Company’s or any other member of the Company Group’s time or with the use of any member of the Company Group’s equipment, supplies, facilities or Confidential Information (all of the foregoing collectively referred to herein as “Company Intellectual Property”), and Employee shall promptly disclose all Company Intellectual Property to the Company in writing. To support Employee’s disclosure obligation herein, Employee shall keep and maintain adequate and current written records of all Company Intellectual Property made by Employee (solely or jointly with others) during the period in which Employee is or has been employed by or affiliated with the Company or any other member of the Company Group in such form as may be specified from time to time by the Company. These records shall be available to, and remain the sole property of, the Company at all times. For the elimination of doubt, the foregoing ownership and assignment provisions apply without limitation to patent rights, copyrights, trade secret rights, mask work rights, trademark rights, and all other intellectual and industrial property rights of any sort throughout the world.
(b)All of Employee’s works of authorship and associated copyrights created during the period in which Employee is employed by or affiliated with the Company or any other member of the Company Group and in the scope of Employee’s employment or engagement shall be deemed to be “works made for hire” within the meaning of the Copyright Act. To the extent any right, title and interest in and to Company Intellectual Property cannot be assigned by Employee to the Company, Employee shall grant, and does hereby grant, to each member of the Company Group an exclusive, perpetual, royalty-free, transferable, irrevocable, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, use, sell, offer for sale, import, export, reproduce, practice and otherwise commercialize such rights, title and interest.
(c)Employee recognizes that this Agreement will not be deemed to require assignment of any invention or intellectual property that Employee developed entirely on Employee’s own time without using the equipment, supplies, facilities, trade secrets, or Confidential Information of any member of the Company Group. In addition, this Agreement does not apply to any invention that qualifies fully for protection from assignment to the Company under any specifically applicable state law or regulation.
(d)To the extent allowed by law, this Section applies to all rights that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” or the like, including those rights set forth in 17 U.S.C. §106A (collectively, “Moral Rights”). To the extent Employee retain any Moral Rights under applicable law, Employee hereby ratifies and consents to any action that may be taken with respect to such Moral Rights by or authorized by the Company or any member of the Company Group, and Employee hereby waives and agrees not to assert any Moral Rights with respect to such Moral Rights. Employee shall confirm any such ratifications, consents, waivers, and agreements from time to time as requested by the Company.
(e)Employee shall perform, during and after the period in which Employee is or has been employed by or affiliated with the Company or any other member of the Company Group, all acts deemed necessary or desirable by the Company to permit and assist each member of the Company Group, at the Company’s expense, in obtaining and enforcing the full benefits, enjoyment, rights and title throughout the world in the Company Intellectual Property and Confidential Information assigned, to be assigned, or licensed to the Company under this

Agreement. Such acts may include execution of documents and assistance or cooperation (i) in the filing, prosecution, registration, and memorialization of assignment of any applicable patents, copyrights, mask work, or other applications, (ii) in the enforcement of any applicable patents, copyrights, mask work, moral rights, trade secrets, or other proprietary rights, and (iii) in other legal proceedings related to the Company Intellectual Property or Confidential Information.
(f)In the event that the Company (or, as applicable, a member of the Company Group) is unable for any reason to secure Employee’s signature to any document required to file, prosecute, register, or memorialize the assignment of any patent, copyright, mask work or other applications or to enforce any patent, copyright, mask work, moral right, trade secret or other proprietary right under any Confidential Information or Company Intellectual Property, Employee hereby irrevocably designates and appoints the Company and each of the Company’s duly authorized officers and agents as Employee’s agents and attorneys-in-fact to act for and on Employee’s behalf and instead of Employee, (i) to execute, file, prosecute, register and memorialize the assignment of any such application, (ii) to execute and file any documentation required for such enforcement, and (iii) to do all other lawfully permitted acts to further the filing, prosecution, registration, memorialization of assignment, issuance, and enforcement of patents, copyrights, mask works, moral rights, trade secrets or other rights under the Confidential Information or Company Intellectual Property, all with the same legal force and effect as if executed by Employee. For the avoidance of doubt, the provisions of this Section 11(f) apply fully to all derivative works, improvements, renewals, extensions, continuations, divisionals, continuations in part, continuing patent applications, reissues, and reexaminations of all Company Intellectual Property.
(g)In the event that Employee enters into, on behalf of any member of the Company Group, any contracts or agreements relating to any Confidential Information or Company Intellectual Property, Employee shall assign such contracts or agreements to the Company (or the applicable member of the Company Group) promptly, and in any event, prior to Employee’s termination. If the Company (or the applicable member of the Company Group) is unable for any reason to secure Employee’s signature to any document required to assign said contracts or agreements, or if Employee does not assign said contracts or agreements to the Company (or the applicable member of the Company Group) prior to Employee’s termination, Employee hereby irrevocably designates and appoints the Company (or the applicable member of the Company Group) and each of the Company’s duly authorized officers and agents as Employee’s agents and attorneys-in-fact to act for and on Employee’s behalf and instead of
Employee to execute said assignments and to do all other lawfully permitted acts to further the execution of said documents.
12.    Defense of Claims; Cooperation. During the Employment Period and thereafter, upon request from the Company, Employee shall cooperate with any member of the Company Group in the defense of any claims or actions that may be made by or against any member of the Company Group that relate to Employee’s actual or prior areas of responsibility or knowledge. Employee shall further provide reasonable and timely cooperation in connection with any actual or threatened claim, action, inquiry, review, investigation, process, or other matter (whether conducted by or before any court, arbitrator, regulatory, or governmental entity, or by or on behalf of any Company Group member), that relates to Employee’s actual or prior areas of responsibility or knowledge.
13.    Withholdings; Deductions. The Company may withhold and deduct from any benefits and payments made or to be made pursuant to this Agreement (a) all federal, state, local and other taxes as may be required pursuant to any law or governmental regulation or ruling and (b) any deductions consented to in writing by Employee.

14.    Title and Headings; Construction. Titles and headings to Sections hereof are for the purpose of reference only and shall in no way limit, define or otherwise affect the provisions hereof. Any and all Exhibits or Attachments referred to in this Agreement are, by such reference, incorporated herein and made a part hereof for all purposes. Unless the context requires otherwise, all references to laws, regulations, contracts, documents, agreements and instruments refer to such laws, regulations, contracts, documents, agreements and instruments as they may be amended, restated or otherwise modified from time to time, and references to particular provisions of laws or regulations include a reference to the corresponding provisions of any succeeding law or regulation. All references to “dollars” or “$” in this Agreement refer to United States dollars. The words “herein”, “hereof”, “hereunder” and other compounds of the word “here” shall refer to the entire Agreement, including all Exhibits attached hereto, and not to any particular provision hereof. Unless the context requires otherwise, the word “or” is not exclusive. Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely. All references to “including” shall be construed as meaning “including without limitation.” Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party hereto, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by each of the parties hereto and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of the parties hereto.
15.    Applicable Law; Submission to Jurisdiction. This Agreement shall in all respects be construed according to the laws of the State of Texas without regard to its conflict of laws principles that would result in the application of the laws of another jurisdiction. With respect to any claim or dispute related to or arising under this Agreement, the parties hereby recognize and agree that should any resort to a court be necessary and permitted under this Agreement, then they consent to the exclusive jurisdiction, forum and venue of the state and federal courts (as applicable) located in Houston, Texas.
16.    Entire Agreement and Amendment. This Agreement contains the entire agreement of the parties with respect to the matters covered herein and supersedes all prior and contemporaneous agreements and understandings, oral or written, between the parties hereto concerning the subject matter hereof; provided, however, that the provisions of this Agreement are in addition to and complement (and do not replace or supersede) any other written agreement(s) or parts thereof between Employee and any member of the Company Group that create restrictions on Employee with respect to confidentiality, non-disclosure, non-competition, non-solicitation, no-hire, non-interference or non-disparagement. Without limiting the scope of the preceding sentence, except as otherwise expressly provided in this Section 16, all understandings and agreements preceding the Effective Date and relating to the subject matter hereof are hereby null and void and of no further force or effect, and this Agreement shall supersede all other agreements, written or oral, that purport to govern the terms of Employee’s employment (including Employee’s compensation) with any member of the Company Group. Employee acknowledges and agrees any other employment agreement between Employee and any member of the Company Group is hereby terminated. In entering into this Agreement, Employee expressly acknowledges and agrees that Employee has received all sums and compensation that Employee has been owed, is owed or ever could be owed pursuant to the agreement(s) referenced in the previous sentence and for services provided to any member of the Company Group through the date that Employee signs this Agreement, with the exception of any unpaid base salary for the pay period that includes the date on which Employee signs this Agreement. This Agreement may be amended only by a written instrument executed by both parties hereto.
17.    Waiver of Breach. Any waiver of this Agreement must be in writing and executed by the party to be bound by such waiver. No waiver by either party hereto of a breach of any provision of this Agreement by the other party, or of compliance with any condition or provision of this Agreement to be performed by such other party, will operate or be construed as a waiver of any subsequent breach by such other party or any similar or dissimilar provision or condition at the same or any subsequent time. The failure of either party hereto to take any action by reason of any breach will not deprive such party of the right to take action at any time.
18.    Assignment. This Agreement is personal to Employee, and neither this Agreement nor any rights or obligations hereunder shall be assignable or otherwise transferred by Employee. The Company may assign this Agreement without Employee’s consent, including to any member of the Company Group and to any successor to or acquirer of (whether by merger, purchase or otherwise) all or substantially all of the equity, assets or businesses of the Company.
19.    Notices. Notices provided for in this Agreement shall be in writing and shall be deemed to have been duly received (a) when delivered in person, (b) when sent by electronic mail transmission (with confirmation of receipt) on a business day to the e-mail address set forth below, if applicable, (c) on the first business day after such notice is sent by express overnight courier service, or (d) on the second business day following deposit with an internationally-recognized second-day courier service with proof of receipt maintained, in each case, to the following address, as applicable, or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party:
If to the Company, addressed to:
Flotek Industries, Inc.
Attn: General Counsel
8846 North Sam Houston Parkway West
Houston, Texas 77064
If to Employee, addressed to: Employee’s most recent address and personal email address in the records of the Company.
20.    Counterparts. This Agreement may be executed in any number of counterparts, including by electronic mail or facsimile, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a copy hereof containing multiple signature pages, each signed by one party, but together signed by both parties hereto.
21.    Deemed Resignations. Except as otherwise determined by the Board or as otherwise agreed to in writing by Employee and any member of the Company Group prior to the termination of Employee’s employment with the Company or any member of the Company Group, any termination of Employee’s employment shall constitute, as applicable, an automatic resignation of Employee: (a) as an officer of the Company and each member of the Company Group; (b) from the Board; and (c) from the board of directors or board of managers (or similar governing body) of any member of the Company Group and from the board of directors or board of managers (or similar governing body) of any corporation, limited liability entity, unlimited liability entity or other entity in which any member of the Company Group holds an equity interest and with respect to which board of directors or board of managers (or similar governing body) Employee serves as such Company Group member’s designee or other representative. Employee agrees to take any further actions that any member of the Company Group reasonably requests to effectuate or document the foregoing.
22.    Section 409A.

(a)Notwithstanding any provision of this Agreement to the contrary, all provisions of this Agreement are intended to comply with Section 409A of the Internal Revenue Code of 1986 (the “Code”), and the applicable Treasury regulations and administrative guidance issued thereunder (collectively, “Section 409A”) or an exemption therefrom and shall be construed and administered in accordance with such intent. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of Employee’s employment shall only be made if such termination of employment constitutes a “separation from service” under Section 409A.
(b)To the extent that any right to reimbursement of expenses or payment of any benefit in-kind under this Agreement constitutes nonqualified deferred compensation (within the meaning of Section 409A), (i) any such expense reimbursement shall be made by the Company no later than the last day of Employee’s taxable year following the taxable year in which such expense was incurred by Employee, (ii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year; provided, that the foregoing clause shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period in which the arrangement is in effect.
(c)Notwithstanding any provision in this Agreement to the contrary, if any payment or benefit provided for herein would be subject to additional taxes and interest under Section 409A if Employee’s receipt of such payment or benefit is not delayed until the earlier of (i) the date of Employee’s death and (ii) the date that is six (6) months after the Termination Date (such date, the “Section 409A Payment Date”), then such payment or benefit shall not be provided to Employee (or Employee’s estate, if applicable) until the Section 409A Payment Date.
(d)To the extent that the aggregate amount of the Salary Continuation installments that would otherwise be paid pursuant to the provisions of Section 7(f)(i) after March 15 of the calendar year following the calendar year in which the Termination Date occurs (the “Applicable March 15”) exceeds the maximum exemption amount under Treasury Regulation Section 1.409A-1(b)(9)(iii)(A), then such excess shall be paid to Employee in a lump sum on the Applicable March 15 (or the first business day preceding the Applicable March 15 if the Applicable March 15 is not a business day) and the Severance Benefits payable after the Applicable March 15 shall be reduced by such excess (beginning with the installment first payable after the Applicable March 15 and continuing with the next succeeding installment until the aggregate reduction equals such excess).
(e)Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement are exempt from, or compliant with, Section 409A and in no event shall any member of the Company Group be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Employee on account of non-compliance with Section 409A.
23.    Clawback. To the extent required by applicable law or any applicable securities exchange listing standards, or as otherwise determined by the Board (or a committee thereof), amounts paid or payable under this Agreement shall be subject to the provisions of any applicable clawback policies or procedures adopted by any member of the Company Group, which clawback policies or procedures may provide for forfeiture and/or recoupment of amounts paid or payable under this Agreement. Notwithstanding any provision of this Agreement to the contrary, each member of the Company Group reserves the right, without the consent of Employee, to adopt any such clawback policies and procedures, including such policies and procedures applicable to this Agreement with retroactive effect.
24.    Effect of Termination. The provisions of Sections 7, 9, 10, 11, 12, 13 and 21 and those provisions necessary to interpret and enforce them, shall survive any termination of this Agreement and any termination of the employment relationship between Employee and the Company.
25.    Third-Party Beneficiaries. Each member of the Company Group that is not a signatory to this Agreement shall be a third-party beneficiary of Employee’s obligations under Sections 8, 9, 10, 11, 15 and 21 and shall be entitled to enforce such obligations as if a party hereto.
26.    Severability. If a court of competent jurisdiction determines that any provision of this Agreement (or portion thereof) is invalid or unenforceable, then the invalidity or unenforceability of that provision (or portion thereof) shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect.
27.    Certain Excise Taxes. Notwithstanding anything to the contrary in this Agreement, if Employee is a “disqualified individual” (as defined in Section 280G(c) of the Code), and the payments and benefits provided for in this Agreement, together with any other payments and benefits which Employee has the right to receive from the Company or any of its affiliates, would constitute a “ parachute payment” (as defined in Section 280G(b)(2) of the Code), then the payments and benefits provided for in this Agreement shall be either (a) reduced (but not below zero) so that the present value of such total amounts and benefits received by Employee from the Company or any of its affiliates shall be one dollar ($1.00) less than three times Employee’s “base amount” (as defined in Section 280G(b)(3) of the Code) and so that no portion of such amounts and benefits received by Employee shall be subject to the excise tax imposed by Section 4999 of the Code or (b) paid in full, whichever produces the better net after-tax position to Employee (taking into account any applicable excise tax under Section 4999 of the Code and any other applicable taxes). The reduction of payments and benefits hereunder, if applicable, shall be made by reducing, first, payments or benefits to be paid in cash hereunder in the order in which such payment or benefit would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through to such payment or benefit that would be made first in time) and, then, reducing any benefit to be provided in-kind hereunder in a similar order. The determination as to whether any such reduction in the amount of the payments and benefits provided hereunder is necessary shall be made by the Company in good faith. If a reduced payment or benefit is made or provided and through error or otherwise that payment or benefit, when aggregated with other payments and benefits from the Company or any of its affiliates used in determining if a “parachute payment” exists, exceeds one dollar ($1.00) less than three times Employee’s base amount, then Employee shall immediately repay such excess to the Company upon notification that an overpayment has been made. Nothing in this Section 27 shall require any member of the Company Group to be responsible for, or have any liability or obligation with respect to, Employee’s excise tax liabilities under Section 4999 of the Code.
[Remainder of Page Intentionally Blank;
Signature Page Follows]

IN WITNESS WHEREOF, Employee and the Company each have caused this Agreement to be executed and effective as of the Effective Date.

EMPLOYEE

/s/ Seham S. Carson
Seham S. Carson

FLOTEK INDUSTRIES, INC.

By:    /s/ John W. Gibson, Jr.
Name:    John W. Gibson, Jr.
Title:    Chairman, President & Chief Executive Officer

Signature Page to
Employment Agreement